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                                                                    EXHIBIT 3.2


                              ARTICLES OF AMENDMENT

                                       OF

                            PINNACLE BANCSHARES, INC.


                                       I.

         The name of the Corporation is Pinnacle Bancshares, Inc.

                                       II.

         The Articles of Incorporation of the Corporation shall be amended by deleting Section B of Article VI in its entirety and substituting the following:

                  "B. Concurrent with the adoption of these Articles of Incorporation, the Initial Board of Directors, as set forth in Section G of this Article VI, other than those who may be elected by the holders of preferred stock or any class or series of stock having a preference over the common stock as to dividends or upon liquidation or any resolution or resolutions providing for the issue of such class or series of stock adopted by the Board, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible: (i) one class ("Class I") of directors to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, (ii) another class of directors ("Class II") to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, and (iii) another class of directors ("Class III") to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, with each member of each class to hold office, until his successors are elected and qualified. At each annual meeting of the stockholders of the Corporation the date of which shall be fixed by or pursuant to these Articles of Incorporation, the successors of the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election."

                                      III.

         The Articles of Incorporation of the Corporation shall be amended by deleting Section C of Article VI in its entirety and substituting the following:

                  "C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies occurring in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum of the board of directors, or by the sole remaining director. A director so chosen shall hold office until the next annual meeting of


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         stockholders of the Corporation.  No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director."

                                       IV.

         The Articles of Incorporation of the Corporation shall be amended by deleting Section F of Article VI in its entirety and substituting the following:

                  "F. Notwithstanding any other provisions of these Articles of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of at least eighty percent (80%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of these Articles of Incorporation inconsistent with, this Article VI. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director."

                                       V.

         The Articles of Incorporation of the Corporation shall be amended by deleting the last paragraph of Article VII in its entirety and substituting the following:

                  "No amendment to these Articles of Incorporation shall amend, alter, change or repeal any of the provisions of this Article VII, unless such amendment, in addition to receiving any shareholder vote or consent required by the laws of the State of Georgia in effect at the time, shall receive the affirmative vote or consent of the holders of eighty percent (80%) of the outstanding shares of each class of stock of the Corporation entitled to vote in elections of directors."

                                       VI.

         The Articles of Incorporation of the Corporation shall be amended by deleting Section C of Article VIII in its entirety and substituting the following:

                  "C. No amendment to these Articles of Incorporation shall amend, alter, change or repeal any of the provisions of this Article VIII, unless such amendment, in addition to receiving any shareholder vote or consent required by the laws of the State of Georgia in effect at the time, shall receive the affirmative vote or consent of the holders of eighty percent (80%) of the outstanding shares of each class of stock of the Corporation entitled to vote in elections of directors."

                                      VII.

         The amendments set forth in Articles II through VI of these Articles of Amendment were adopted on April 25, 1997.



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                                      VIII.

         The amendments set forth in Articles II through VI of these Articles of Amendment were duly approved by the sole Shareholder of the Corporation in accordance with the provisions of Code Section 14-2-1003 of the Georgia Business Corporation Code.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by J. Harold Ward, Jr., Secretary of the Corporation, on this 25th day of April, 1997.


                                       PINNACLE BANCSHARES, INC.


                                       By:  /s/ J. Harold Ward, Jr.
                                            ---------------------------------
                                            J. Harold Ward, Jr.
                                            Secretary



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